CONTACT:
Roni Imbeaux
Vice President, Finance and Investor Relations
404-407-1104
rimbeaux@cousins.com

COUSINS PROPERTIES ANNOUNCES THREE STRATEGIC TRANSACTIONS

ATLANTA (July 29, 2021) — Cousins Properties (NYSE: CUZ) announced today that it has completed three strategic transactions in Charlotte, Atlanta and Nashville. The company has sold One South at the Plaza in Charlotte, acquired 725 Ponce in Atlanta and entered into a 50/50 joint venture to develop a mixed-use project in Nashville. These transactions strengthen Cousins’ leading position in the Sun Belt while enhancing the quality of its portfolio, maintaining a pipeline of attractive development opportunities and providing a compelling entry into a new core market.

Please refer to the Investor Relations page of Cousins’ website for a presentation with additional information on the transactions discussed in this release.

On July 23, 2021, Cousins sold One South at the Plaza in Uptown Charlotte, an 891,000 square foot office asset, for $271.5 million. One South was developed in the 1970s and acquired by Cousins through its merger with TIER REIT in 2019. It is currently 58% leased following Bank of America’s December 2020 lease expiration. The sale does not include the recently acquired adjacent College Street parking deck.

On July 28, 2021, Cousins acquired 725 Ponce, a 372,000 square foot office asset in Midtown Atlanta for $300.2 million. 725 Ponce was delivered in late 2019 and is located on the Atlanta Beltline directly across from the highly-successful Ponce City Market mixed-use redevelopment. 725 Ponce is currently 100% leased to customers including BlackRock, McKinsey & Company and Chick-fil-A. As part of the transaction, Cousins also acquired a 50% ownership interest in an adjacent land site for an additional $4 million that can accommodate 150,000 to 200,000 square feet of development.

Also on July 28, 2021, Cousins entered into a joint venture with a large, institutional investor to develop a transformative mixed-use project known as Neuhoff in the Germantown submarket of Nashville. The initial phase will consist of 448,000 square feet of office and retail space plus 542 multi-family units. Construction has recently commenced with initial delivery beginning in the fourth quarter of 2022. New City Properties, a commercial development firm headquartered in Atlanta, is serving as the development manager of the project on behalf of Cousins and its joint venture partner. Cousins’ investment of $275 million represents a 50% ownership interest in the initial phase as well as a phase II site and associated infrastructure that can accommodate 275,000 square feet of additional space and rights to adjacent land parcels for future development.

“These transactions further solidify our irreplaceable portfolio of Sun Belt trophy assets by recycling capital from an older, capex-intensive property into modern, efficient and interesting assets as the flight-to-quality movement intensifies,” said Colin Connolly, President and Chief Executive Officer of Cousins Properties. “We have been transparent about our focus on Nashville as a target for expansion and could not be more excited to enter the market with this unique opportunity in the growing Germantown submarket directly across the Cumberland River from Oracle’s recently announced campus. Nashville exhibits the same robust fundamentals that are present in our other core markets and fits perfectly into our Sun Belt strategy.”

About Cousins Properties
Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office buildings located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com.

About New City Properties
New City Properties is a commercial real estate development firm with a focus on creating unique, non-commodity places where a community can grow and flourish. The company has a specific concentration on the preservation of structures with historic character and exploring ways to repurpose them for modern use. When new construction is called for, the company seeks to construct beautiful, high-quality projects that fit within the context of the surrounding environment as well as incorporating an interesting mix of uses, encouraging walkability, and including the latest innovations in technology and sustainability. For more information: www.newcity-properties.com

Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review Cousins' financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. Cousins undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.